Exhibit 99.1

OPTi Receives Ruling in Markman Hearing in Patent Infringement Action in Compact ISA litigation

Palo Alto, CA., August 6, 2009 – OPTi Inc (OTCBB:OPTI) today announced that the United States District Court for the Eastern District of Texas issued a ruling in the ongoing patent infringement action relating to OPTi Inc.’s (OPTi) Compact ISA Patents. The current defendants in the lawsuit are Advanced Micro Devices, Inc. (“AMD”) and VIA Technologies, Inc. (“VIA”). The ruling arises from a special proceeding required under U.S. patent law called a “Markman hearing,” where both sides present their arguments to the court as to how they believe certain terms at issue in the lawsuit should be interpreted.

The Markman hearing was held on July 23, 2009. The court’s Order adopted OPTi’s claim construction position as to most of the matters at issue. As to the remaining issues, the court rejected the positions of all parties and provided its own construction of the terms at issue. OPTi believes that the ruling represents another step in the Company’s efforts to enforce its patent portfolio and licensing efforts.

The trial date for the Compact ISA case against AMD and VIA is scheduled for August 2010. If OPTi prevails at trial, the Company is requesting a reward for damages for the infringement of its technology and for reimbursement of its litigation expenses.

The Compact ISA lawsuit was initially filed by the Company on July 3, 2007 in the United States District Court for the Eastern District of Texas against eight companies for infringement of two U.S. patents. The two patents at issue in the lawsuit are U.S. Patent No. 5,944,807 and U.S. Patent No. 6,098,141, both entitled “Compact ISA-Bus Interface”. The complaint alleged that Advanced Micro Devices, Atmel Corporation, Broadcom Corporation, Renesas Technology America, Inc., Silicon Storage Technology, Inc., SMSC, STMicroelectronics and VIA Technologies, Inc. have infringed the patents by making, selling, and offering one or more of the following products: core logic chipsets, Super I/O devices, Trusted Platform Modules, certain flash memory devices, certain I/O controllers and other semiconductor products incorporating Compact ISA-Bus Interface technology. As of August 2009, OPTI has entered into settlement agreements with six of the defendants in this case. OPTi has requested a jury trial in this matter for the remaining two defendants (AMD and VIA). There can be no assurance of the extent to which the outcome of the Markman hearing will lead to positive results in the Compact ISA litigation or the Company’s overall licensing strategy.

Information set forth in this release constitutes and includes forward looking information made within the meaning of Section 27A of the Security Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended, that involve risks and uncertainties. The Company’s actual results including the final outcome of its legal action against the Compact ISA defendants and the success of the Company’s strategy for pursuing its patent infringement claims may differ significantly from the results discussed in the forward looking statements as a result of a number of factors, including resolution of the remaining phases of the Compact ISA litigation and possible appeals, the Company’s ongoing efforts to enforce its intellectual property rights including its current litigation efforts, the willingness of the parties the Company believes are infringing its patents to settle our claims against them, the amount of litigation costs the Company must incur in pursuing its patent infringement claims, the degree to which technology subject to our intellectual property rights is used by other companies in the personal computer and semiconductor industries and our ability to obtain license revenues from them, changes in intellectual property law in such industries and in general and other matters. Readers are encouraged to refer to “Factors Affecting Earnings and Stock Price” found in the Company’s latest Form10-K and 10-Q filings with the Securities and Exchange Commission.

Contact:

Bernard Marren, President & CEO

Michael Mazzoni, CFO

(650) 213-8550